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                                                                      EXHIBIT 11

                               OPEN MARKET, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                            SEPTEMBER 30,         SEPTEMBER 30,
                                        --------------------   -------------------

                                          1996        1995       1996       1995
                                        --------   ---------   ---------   --------
Net loss........................         $(5,870)     $(2,905)   $(19,396)   $(6,457)
                                        ========    =========   =========   ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

Weighted average common shares
 outstanding....................          28,186        9,263      18,379      9,267

Weighted average shares to
 reflect common stock options
 issued after March 31, 1995,
 pursuant to the treasury stock
 method.........................               -        3,619       1,896      3,619

Weighted average shares to
 reflect the conversion of
 Series A, B and C Preferred
 Stock..........................               -       13,437       7,038     13,437
                                         --------   ---------   ---------   --------

Pro forma weighted average
 number of common and common
 equivalent shares outstanding..          28,186       26,319      27,313     26,323
                                         ========    =========   =========   ========

Pro forma net loss per common
 and common equivalent share....         $ (0.21)      $(0.11)     $(0.71)    $(0.25)
                                         ========    =========   =========   ========
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